UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 26, 2012 (Date of earliest event reported)

API TECHNOLOGIES CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 001-35214

DE	98-0200798
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL	32819
(Address of principal executive offices)	(zip code)

(407) 876-0279

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the promotion of Bel Lazar, on July 26, 2012 Brian Kahn submitted to the Board of Directors his resignation as the Chief Executive Officer of API Technologies Corp. (the “Company”), effective August 1, 2012 upon the installation of Mr. Lazar as Chief Executive Officer. Mr. Kahn, who previously held the positions of Chairman and Chief Executive Officer, will continue to serve as Chairman of the Board. Mr. Lazar, in connection with his promotion, will no longer serve as Chief Operating Officer as of August 1, 2012.

(c) On July 26, 2012, the Board of Directors of the Company promoted Bel Lazar to President and Chief Executive Officer of the Company, effective August 1, 2012.

Mr. Lazar, age 51, joined the Company as President and Chief Operating Officer effective March 1, 2011. Prior to joining the Company, Mr. Lazar served at Microsemi Corporation (NASDAQ: MSCC) as Senior Vice President of Operations and a member of their executive team from September 2008 to March 1, 2011. Microsemi is a provider of semiconductor technology. Prior to Microsemi, Mr. Lazar spent over 22 years at International Rectifier (NYSE: IRF), which specializes in power management technology, from digital, analog and mixed-signal ICs to advanced circuit devices, power systems and components. Mr. Lazar served as International Rectifier’s Vice President of Aerospace & Defense Operations and R&D from July 2003 to September 2007 and Vice President of the Aerospace & Defense business unit from September 2007 to February 2008. Mr. Lazar holds a Bachelor of Science degree in Engineering from California State University, Northridge, a Master of Science Degree in Computer Engineering from the University of Southern California, and a Juris Doctor degree from Southwestern University School of Law.

A description of Mr. Lazar’s compensation arrangement, which has not been modified in connection with the promotion, was disclosed in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 7, 2012 and is incorporated herein.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2012	API TECHNOLOGIES CORP.

	By:	/s/ Phil Rehkemper
Phil Rehkemper
Executive Vice President and Chief Financial Officer